Exhibit 99.1

UNADUITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On November 13, 2014 (the “Distribution Date”), Cash America International, Inc. (“Cash America” or the “Company”) completed the distribution of 80% of the outstanding shares of Enova International, Inc. (“Enova”), which previously comprised its e-commerce segment, to its shareholders (the “Spin-off”). The consolidated balance sheet as of September 30, 2014 giving effect to the Enova Spin-off, including the related notes thereto, previously filed on a Current Report on Form 8-K on November 18, 2014 has been revised in this Exhibit 99.1 as discussed in this Current Report on Form 8-K/A. The unaudited pro forma consolidated statements of operations of the Company that were included in Exhibit 99.1 on the Current Report on Form 8-K filed on November 18, 2014 have not been revised.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of September 30, 2014
(dollars in thousands, except per share data)

	As Reported	Distribution of Enova (a)	Pro Forma Adjustments	Note	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$123,532	$(90,872)	$—		$32,660
Restricted cash	60	—	—		60
Pawn loans	264,612	—	—		264,612
Consumer loans, net	348,225	(303,694)	—		44,531
Merchandise held for disposition, net	215,263	—	—		215,263
Pawn loan fees and service charges receivable	54,501	—	—		54,501
Prepaid expenses and other assets	33,871	(12,738)	—		21,133
Deferred tax assets	36,076	(26,514)	—		9,562
Investment in Enova International, Inc.	—	—	194,898	(b)	194,898
Total current assets	1,076,140	(433,818)	194,898		837,220
Property and equipment, net	245,382	(35,598)	—		209,784
Goodwill	699,061	(210,361)	—		488,700
Intangible assets, net	47,490	(18)	—		47,472
Other assets	32,272	(21,712)	—		10,560
Total assets	$2,100,345	$(701,507)	$194,898		$1,593,736
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$141,351	$(71,941)	$—		$69,410
Customer deposits	19,271	—	—		19,271
Income taxes currently payable	1,399	15	—		1,414
Total current liabilities	162,021	(71,926)	—		90,095
Deferred tax liabilities	110,624	(45,656)	—		64,968
Other liabilities	1,124	(105)	—		1,019
Long-term debt	700,043	(494,021)	—		206,022
Total liabilities	$973,812	$(611,708)	$—		$362,104
Equity:					—
Total equity	1,126,533	(89,799)	194,898	(b)	1,231,632
Total liabilities and equity	$2,100,345	$(701,507)	$194,898		$1,593,736

See Notes to Unaudited Pro Forma Consolidated Financial Statements

Cash America International, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Financial Statements

(a)
The “Distribution of Enova” column amounts represent the revenue, expenses, assets, liabilities and equity attributable to Enova, which were included in the Company's historical financial statements.The balance sheet also assumes settlement of a $13.4 million Intercompany debt owed by Enova to the Company. Operations and administration expense includes $2.3 million directly related to the spin-off of Enova for the nine months ended September 30, 2014. The Company did not allocate corporate overhead costs to Enova for purposes of pro forma financial statement presentation.

(b)
The Company retained approximately 6.6 million, or approximately 20.0%, of Enova’s outstanding common shares to 1) settle restricted stock unit obligations for employees and directors of the Company, 2) settle certain deferred share obligations for the Company's directors, and 3) to hold as an investment, which is expected to be accounted for using the fair value method of accounting for available-for-sale securities in accordance with Accounting Standards Codification Topic 320, Investments - Debt and Equity Securities. For purposes of the pro forma financial statements, the value of the Company's investment in Enova was calculated using a stock price of $29.53 per share (based on the average of the high and low market prices on the first day of trading, which was November 13, 2014).

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